UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Titan Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TITAN PHARMACEUTICALS, INC.
400 Oyster Point Boulevard, Suite 505
South San Francisco, California 94080

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held December 27, 2023

To the Stockholders of Titan Pharmaceuticals, Inc.:

A special meeting of stockholders of Titan Pharmaceuticals, Inc. (the “Company,” “Titan,” “we,” “our,” or “us”) will be held at the offices of Olshan Frome Wolosky LLP, located at 1325 Avenue of the Americas, 15th Floor, New York, New York 10019, on Wednesday, December 27, 2023 at 9:00 a.m. (EST) for the following purpose:

●	to approve an amendment to our certificate of incorporation to effect a reverse split of our common stock within a range from 1-for-15 to 1-for-21, with the exact ratio to be determined by our board of directors (the “Reverse Split”); and;

●	to consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

The close of business on November 17, 2023 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

Our common stock will be delisted from the Nasdaq Capital Market (“Nasdaq”) if our share price is not above $1.00 for at least 10 consecutive trading days prior to February 1, 2024. Approval of the Reverse Split enables our board of directors (the “Board”) to judiciously select an appropriate Reverse Split ratio to meet Nasdaq’s share price requirement. Without approval of the Reverse Split proposal, the Board will not be able to prevent the common stock from being delisted from Nasdaq, which will likely have very serious consequences for our company and our stockholders.

You are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please mark, sign, date and return your proxy as promptly as possible in the enclosed postage-prepaid envelope (which will be provided to those stockholders who request to receive paper copies of these materials by mail). If you attend the meeting you may vote in person, even if you have returned a proxy.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

The enclosed materials require the Company’s stockholders to make important decisions with respect to the Company. Please read carefully the accompanying Proxy Statement, as these documents contain detailed information relating to, among other things, the dissolution of the Company. If you are in doubt as to how to make these decisions, please consult your financial, legal or other professional advisors.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED ANY OF THE MATTERS TO BE ACTED UPON AT THE MEETING, PASSED UPON THE MERITS OR FAIRNESS OF SUCH MATTERS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

If you have any questions, or need assistance in voting your shares, please contact our proxy solicitor at the numbers listed below:

Alliance Advisors LLC

200 Broadacres Blvd. Suite 300

Bloomfield, NJ 07003

Stockholders, banks and brokers call toll free: 866-619-4651

By Order of the Board of Directors,

David E. Lazar
Chief Executive Officer

November 28, 2023

TITAN PHARMACEUTICALS, INC.
400 Oyster Point Boulevard, Suite 505
South San Francisco, California 94080

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

We are furnishing this proxy statement (“Proxy Statement”) to the holders of our common stock in connection with the solicitation of proxies on behalf of our board of directors (the “Board”) for use at a special meeting of stockholders to be held at the offices of Olshan Frome Wolosky LLP, located at 1325 Avenue of the Americas, 15th Floor, New York, New York 10019, on Wednesday, December 27, 2023 at 9:00 a.m. (EST), and any adjournment thereof, for the sole purpose of seeking approval of the Reverse Split.

The purpose of the Reverse Split is to enable us to regain compliance with Nasdaq’s $1.00 minimum bid price requirement. We urge our stockholders to review the information set forth in this proxy statement, particularly under the heading “Approval of the Reverse Split”.

SOLICITATION OF PROXIES

We will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. We have retained Alliance Advisors LLC to assist in the solicitation of proxies for a fee of $15,000, plus reimbursement of expenses.

We will mail these proxy materials on or about November 28, 2023 to our stockholders of record and beneficial owners as of November 17, 2023, the record date for the meeting.

GENERAL INFORMATION ABOUT VOTING

Record Date

Only the holders of record of our common stock at the close of business on the record date, November 17, 2023 (the “Record Date”), are entitled to notice of and to vote at the meeting. On the Record Date, there were 15,066,295 shares of our common stock outstanding. Stockholders are entitled to one vote for each share of common stock held on the Record Date.

Quorum

Consistent with Delaware law and our bylaws, the presence, in person or by proxy, of at least thirty-four percent (34%) of the shares entitled to vote at the meeting will constitute a quorum for purposes of voting on a particular matter at the meeting. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof unless a new record date is set for the adjournment. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Voting

When a proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

1)	FOR the approval of the Reverse Split; and

2)	in the discretion of the proxies with respect to any other matters properly brought before the stockholders at the meeting.

Votes Required for Approval

The approval of the amendment to our certificate of incorporation to effect the Reverse Split requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes (as defined below) will have no effect on the proposal.

Broker Non-Votes

A “broker non-vote” occurs when a broker, bank, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder (i) has not received instructions from the beneficial owner and (ii) does not have discretionary voting power for that particular item.

If you are a beneficial owner and you do not give instructions to your broker, bank, or other holder of record, such holder of record will be entitled to vote the shares with respect to “routine” items but will not be permitted to vote the shares with respect to “non-routine” items (those shares are treated as “broker non-votes”). If you are a beneficial owner, your broker, bank, or other holder of record generally has discretion to vote your shares on the proposal to approve the Reverse Split. The approval of the Reverse Split is considered a routine matter for which brokers, banks or other nominees may vote uninstructed shares. Because brokers have discretionary authority to vote in the absence of instructions, we do not expect any broker non-votes.

Revocability of Proxies

You may revoke any proxy given in response to this solicitation by notifying the Company in writing at the above address, attention: Corporate Secretary by 5:00 p.m. (EST) on December 26, 2023, or by voting a subsequent proxy or in person at the meeting. Attendance by a stockholder at the meeting does not alone serve to revoke a proxy. If a broker, trust, bank or other nominee holds your shares, please follow the instructions you receive from that person.

Delivery of Documents to Stockholders Sharing an Address

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies to deliver a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate copy of proxy materials to one or more stockholders at a shared address to which a single copy of proxy materials was delivered. Stockholders may request a separate copy of proxy materials by contacting our Vice President, Finance either by calling 1-650-989-2268 or by mailing a request to 400 Oyster Point Boulevard, Suite 505, South San Francisco, California 94080.

Stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy materials may request to receive a single copy of proxy materials in the future in the same manner as described above.

***

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the numbers listed below:

Alliance Advisors LLC
200 Broadacres Blvd. Suite 300
Bloomfield, NJ 07003

Stockholders, banks and brokers call toll free: 866-619-4651

PROPOSAL NO. 1

APPROVAL OF THE REVERSE SPLIT

General

Our Board has approved, subject to stockholder approval, an amendment to our certificate of incorporation to effect a Reverse Split of our issued and outstanding common stock within a range from 1-for-15 to 1-for-21 at any time within 12 months following the date of stockholder approval of this proposal, with the exact range to be set by our Board in its sole discretion. The primary reasons for the Reverse Split are (i) to enable us to regain compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) and (ii) to provide additional shares for issuance in connection with future financings and other business purposes. Our common stock will be delisted from Nasdaq if we do not receive stockholder approval to effect the Reverse Split.

The form of the proposed amendment to our certificate of incorporation to effect the Reverse Split will be substantially as set forth on Annex A (subject to any changes required by applicable law). If approved by our stockholders, the Reverse Split proposal would permit (but not require) our Board to effect the Reverse Split at any time prior to December 27, 2024 by a ratio of not less than 1-for-15 and not more than 1-for-21, with the exact ratio to be set within this range as determined by our Board in its sole discretion. We believe that enabling our Board to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Split in a manner designed to maximize the anticipated benefits for our stockholders. In determining a ratio, if any, following the receipt of stockholder approval, our Board may consider, among other things, factors such as:

●	Nasdaq’s minimum bid price requirement;

●	the historical trading price and trading volume of our common stock;

●	the number of shares of our common stock outstanding;

●	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Split on the trading market for our common stock; and

●	prevailing general market and economic conditions.

The amendment to our certificate of incorporation to effect the Reverse Split will include only the Reverse Split ratio determined by our Board to be in the best interests of our stockholders and all of the other proposed amendments at different ratios will be abandoned.

Unless specifically stated, share amounts and share prices have not been adjusted in this proxy statement to give effect to the proposed Reverse Split.

Reasons for the Reverse Split

Our common stock is currently quoted on Nasdaq Capital Market. In March 2023, we received a letter from the Listing Qualifications staff of The Nasdaq Stock Market, or Nasdaq, notifying us that we were no longer in compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed companies to maintain a minimum bid price of $1.00 per share. The letter noted that the bid price of our common stock was below $1.00 for the 30-day period ending March 15, 2023. The notification letter had no immediate effect on our listing on the Nasdaq Capital Market. Nasdaq provided us with 180 days, or until September 12, 2023, to regain compliance with the minimum bid price requirement by having a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days. On September 13, 2023, we received a determination letter (the

“Determination Letter”) from the Staff stating that we had not regained compliance with Listing Rule 5550(a)(2) and were not eligible for a second 180 day period to regain compliance. The Determination Letter advised that unless we requested an appeal of this determination, the trading of the our common stock would be suspended at the opening of business on September 22, 2023, and a Form 25-NSE would be filed with the SEC, which would remove our securities from listing and registration on Nasdaq. We appealed Nasdaq’s determination to a panel (the “Panel”) pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series to stay the suspension of our securities and the filing of the Form 25-NSE pending the Panel’s decision. A hearing was subsequently scheduled before the Panel on November 2, 2023. On November 2, 2023, members of our management team appeared before the Panel and presented our plan to regain compliance with the minimum bid price requirement, which included taking steps to effect a reverse stock split. On November 7, 2023, we received a decision letter notifying us that the Panel had granted our request to continue our listing on Nasdaq, subject to (i) filing a Quarterly Report on Form 10-Q prior to November 14, 2023 demonstrating compliance with Listing Rule 5550(b)(1); and (ii) demonstrating compliance with the minimum bid price requirement on or before February 1, 2024. On November 14, 2023, we filed our quarterly report on Form 10-Q evidencing compliance with the $2.5 million stockholders’ equity requirement. Our goal, through the Reverse Split, is to increase our stock price so that it enables us to satisfy the minimum bid price requirement within the timeframe allotted by Nasdaq.

Certain Risks Associated with the Reverse Split

There are numerous factors and contingencies that could affect our stock price following the proposed Reverse Split, including the status of the market for our stock at the time, our reported results of operations in future periods, and general economic, market and industry conditions. Accordingly, the market price of our common stock may not be sustainable at the direct arithmetic result of the Reverse Split. If the market price of our common stock declines after the Reverse Split, our total market capitalization (the aggregate value of all of our outstanding common stock at the then existing market price) after the split will be lower than before the split.

Further, the liquidity of our common stock may be harmed by the proposed Reverse Split given the reduced number of shares that would be outstanding after the Reverse Split, particularly if the expected increase in stock price as a result of the Reverse Split is not sustained. In addition, the proposed Reverse Split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting sales. If we effect the Reverse Split, the resulting per-share stock price may nevertheless fail to attract institutional investors and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

While our Board has proposed the Reverse Split to bring the price of our common stock back above $1.00 per share in order to meet the requirements for the continued listing of our common stock on the Nasdaq Capital Market, there is no guarantee that the price of our common stock will not decrease in the future, or that our common stock will remain in compliance with Nasdaq listing standards. There can be no guarantee that the closing bid price of our common stock will remain at or above $1.00 for 10 consecutive business days, whether following the Reverse Split or otherwise, which is required to cure our current Nasdaq listing standard deficiency.

The Reverse Split may result in or contribute towards an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). If the Company were to undergo an ownership change under Section 382 of the Code, the Company’s ability to use its net operating loss carryovers incurred prior to the ownership change against income arising after the ownership change would be significantly limited. In general, an “ownership change” under Section 382 of the Code occurs with respect to the Company if, over a rolling three-year period, the Company’s “5-percent stockholders” increase their aggregate stock ownership by more than 50 percentage points over their lowest stock ownership during the rolling three-year period. Although we do not expect the Reverse Split to result in an ownership change with respect to the Company, because we do not know the number of Company stockholders that may become “5-percent stockholders” as a result of the Reverse Split, it is uncertain at this time whether the Reverse Split will result in an ownership change or the extent to which the Reverse Split may contribute towards an ownership change over the rolling three year period following the Reverse Split.

Effect of the Reverse Split

Depending on the ratio for the Reverse Split determined by our Board, a minimum of 15 and a maximum of 21 shares of existing common stock (“Old Shares”) will be combined into one new share of common stock (“New Shares”). The table below shows, as of the Record Date, (a) the approximate number of outstanding New Shares that would result from the listed hypothetical Reverse Split ratios (without giving effect to the treatment of fractional shares), (b) the number of shares of our common stock that would be reserved to be issued upon exercise of outstanding options, warrants, convertible preferred shares and convertible notes, (c) the number of shares of our common stock that would be reserved for future issuance under our equity compensation plans (excluding shares reflected in the preceding clause (b)):

		Before Reverse Split	Reverse Split Ratio of 1-for-15	Reverse Split Ratio of 1-for-17	Reverse Split Ratio of 1-for-19	Reverse Split Ratio of 1-for-21
(a)	Number of Shares of common stock issued and outstanding.	15,066,295	1,004,420	886,253	792,693	717,443

(b)	Number of securities reserved to be issued upon exercise of outstanding options, warrants, convertible preferred shares and convertible notes.	33,350,463	2,223,365	1,961,792	1,755,288	1,588,118

(c)	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in row (b)).	75,682	5,046	4,452	3,984	3,604

The Reverse Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in Titan, except that as described below in “Fractional Shares,” record holders of Old Shares otherwise entitled to a fractional share as a result of the Reverse Split will be rounded up to the next whole number.

After the effective date of the Reverse Split (the “Effective Time”), our common stock will have new Committee on Uniform Securities Identification Procedures (“CUSIP”) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below. After the Reverse Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our common stock will continue to be listed on Nasdaq under the symbol “TTNP”, subject to our continued compliance with Nasdaq’s requirements for continued listing, including the minimum bid price and minimum stockholders’ equity requirements.

All convertible preferred shares, outstanding options and warrants to purchase shares of our common stock as well as the number of shares issuable upon conversion of outstanding convertible notes and those available for issuance under our 2014 Incentive Plan and 2015 Omnibus Equity Incentive Plan will be adjusted proportionately as a result of any Reverse Split. Holders of convertible preferred shares, options, warrants and convertible notes, who upon exercise of their options or warrants or conversion of their preferred shares or notes would otherwise be entitled to receive fractional shares, because they hold options which upon exercise would result in a number of shares of common stock not evenly divisible by the Reverse Split ratio determined by the Board, will receive a number of shares of common stock rounded up to the nearest whole number.

Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Split common stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by our transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled to as a result of the Reverse Split, subject to the treatment of fractional shares described below. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Split common stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

No scrip or fractional share certificates will be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible will be entitled, upon surrender of certificate(s) representing these shares, to a number of New Shares rounded up to the nearest whole number. The ownership of a fractional interest will not give the stockholder any voting, dividend or other rights except to have his or her fractional interest rounded up to the nearest whole number when the New Shares are issued.

No Appraisal Rights

No action is proposed herein for which the laws of the State of Delaware, or our certificate of incorporation or bylaws, provide a right to our stockholders to dissent and obtain appraisal of, or payment for, such stockholders’ capital stock.

Accounting Matters

The amendment to our certificate of incorporation will not change the par value of our common stock, which will remain at $0.001. As a result, on the effective date of the Reverse Split, the stated capital on our balance sheet attributable to our common stock will be reduced in proportion to the Reverse Split ratio (for example, in a one-for-15 Reverse Split, the stated capital attributable to our common stock will be reduced to one-fifteenth of its existing amount) and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will also be increased because there will be fewer shares outstanding. The Reverse Split will not affect total stockholders’ equity on our balance sheet.

Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax consequences of the Reverse Split to us and to U.S. Holders (as defined below) that hold shares of our common stock as capital assets (i.e., for investment) for U.S. federal income tax purposes. This discussion is based upon current U.S. tax law, which is subject to change, possibly with retroactive effect, and differing interpretations. Any such change may cause the U.S. federal income tax consequences of the Reverse Split to vary substantially from the consequences summarized below. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below and there can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Reverse Split.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity or arrangement treated as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances or to stockholders who may be subject to special tax treatment under the Code, including, without limitation, dealers in securities, commodities or foreign currency, persons who are treated as non-U.S. persons for U.S. federal income tax purposes, certain former citizens or long-term residents of the United States, insurance companies, tax-exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, retirement plans, persons whose functional currency is not the U.S. dollar, traders that mark-to-market their securities or persons who hold their shares of our common stock as part of a hedge, straddle, conversion or other risk reduction transaction. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of the partnership (or other entity treated as a partnership) and a partner in the partnership will generally depend on the status of the partner and the activities of such partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding our common stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Split to them.

The state and local tax consequences, alternative minimum tax consequences, non-U.S. tax consequences and U.S. estate and gift tax consequences of the Reverse Split are not discussed herein and may vary as to each U.S. Holder. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Reverse Split, whether or not they are in connection with the Reverse Split. This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all stockholders. U.S. Holders should consult their own tax advisors to understand their individual federal, state, local and foreign tax consequences.

Tax Consequences to the Company. We believe that the Reverse Split should constitute a reorganization under Section 368(a) (1)(E) of the Code. Accordingly, we should not recognize taxable income, gain or loss in connection with the Reverse Split.

Tax Consequences to U.S. Holders. Subject to the discussion below regarding the receipt of a fractional share, a U.S. Holder generally should not recognize gain or loss as a result of the Reverse Split for U.S. federal income tax purposes. A U.S. Holder’s aggregate adjusted tax basis in the shares of our common stock received pursuant to the Reverse Split should equal the aggregate adjusted tax basis of the shares of our common stock exchanged therefor (increased by the amount of gain or income recognized, if any, attributable to the rounding up of a fractional share, as discussed below). The U.S. Holder’s holding period in the shares of our common stock received pursuant to the Reverse Split should include the holding period in the shares of our common stock exchanged therefor (except with respect to any fractional share of our common stock received, as discussed below). U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered in a recapitalization to shares received in such recapitalization. A U.S. Holder that acquired shares of our common stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period from shares of common stock surrendered in the Reverse Split to shares received in the Reverse Split.

Each fractional share issued pursuant to the Reverse Split that is attributable to the rounding up of fractional shares to the nearest whole number of shares may be treated for U.S. federal income tax purposes as a disproportionate distribution. If so treated, a U.S. Holder that receives a fractional share of our common stock attributable to the rounding up of a fractional share to the nearest whole number of shares should recognize dividend income in an amount equal to the fair market value of such fractional share to the extent of the Company’s current or accumulated earnings and profits, and to the extent that any portion of the distribution exceeds such current or accumulated earnings and profits, such portion will be treated as a return of tax basis and thereafter as gain from the sale or exchange of property. A U.S. Holder’s holding period in any such fractional share commences on the effective date of the Reverse Split.

The U.S. federal income tax discussion set forth above does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s circumstances and income tax situation. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential U.S. federal, state, local and foreign tax consequences to you of the Reverse Split.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE SPLIT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the Record Date, the number of shares of our common stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of our common stock; (ii) each current director and director nominee; (iii) each of the named executive officers; and (iv) all directors and executive officers as a group. As of the Record Date, we had 15,066,295 shares of common stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percent of Shares Beneficially Owned
Avraham Ben-Tzvi(3)	191,250	1.25%
Kate Beebe DeVarney, Ph.D.(4)	372,863	2.42%
Brynner Chiam	—	—
Eric Greenberg(5)	191,250	1.25%
David E. Lazar(6)	100,000	*
Matthew C. McMurdo(7)	191,250	1.25%
David Natan(8)	191,250	1.25%
Seow Gim Shen(9)	3,764,220	19.99%
Choong Choon Hau(10)	3,747,968	24.95%
All executive officers and directors as a group (8) persons(11)	5,002,083	24.93%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of such individual is c/o Titan Pharmaceuticals, Inc., 400 Oyster Point Boulevard, Suite 505, South San Francisco, California 94080.
(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of a person, shares of our common stock subject to options, warrants or convertible preferred shares or notes held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
(3)	Mr. Ben-Tzvi is a member of the Board. The shares of common stock beneficially owned include (i) 125,000 shares of common stock subject to options exercisable within 60 days of November 17, 2023 with a weighted average exercise price of $1.35 and (ii) 66,250 shares of common stock issuable pursuant to unreleased stock awards.
(4)	Dr. Beebe DeVarney is our President and Chief Operating Officer and a member of the Board. The shares of common stock beneficially owned include (i) 306,533 shares of common stock subject to options exercisable within 60 days of November 17, 2023 with a weighted average exercise price of $3.49 and (ii) 66,250 shares of common stock issuable pursuant to unreleased stock awards.
(5)	Mr. Greenberg is a member of the Board. The shares of common stock beneficially owned include (i) 125,000 shares of common stock subject to options exercisable within 60 days of November 17, 2023 with a weighted average exercise price of $1.35 and (ii) 66,250 shares of common stock issuable pursuant to unreleased stock awards.

(6)	Mr. Lazar is our Chief Executive Officer and our former Chairman of the Board. The shares of common stock beneficially owned include 100,000 shares of common stock issuable pursuant to unreleased stock awards.
(7)	Mr. McMurdo is a member of the Board. The shares of common stock beneficially owned include (i) 125,000 shares of common stock subject to options exercisable within 60 days of November 17, 2023 with a weighted average exercise price of $1.35 and (ii) 66,250 shares of common stock issuable pursuant to unreleased stock awards.
(8)	Mr. Natan is a member of the Board. The shares of common stock beneficially owned include (i) 125,000 shares of common stock subject to options exercisable within 60 days of November 17, 2023 with a weighted average exercise price of $1.35 and (ii) 66,250 shares of common stock issuable pursuant to unreleased stock awards.
(9)	In September 2023, we entered into a Securities Purchase Agreement with The Sire Group Ltd. (“Sire Group” or the “Investor”), pursuant to which we agreed to issue 950,000 shares of Series AA Convertible Preferred Stock. Each share of Series AA Preferred Stock is convertible, at the holder’s option at any time, into shares of our common stock, subject to limitations that prevent the Investor from acquiring the lower of either (i) the maximum percentage of common stock permissible under the rules and regulations of The Nasdaq Stock Market without first obtaining the approval of the Company’s stockholders or (ii) 19.99% of the Company’s outstanding common stock. The amount in the table reflects the number of shares that the Investor may own at any one time following the conversion of the Series AA Convertible Preferred Stock, without first obtaining the approval of the Company’s stockholders. By virtue of his sole ownership of Sire Group, Seow Gim Shen may be deemed to be the beneficial owner of these shares.
(10)	This information is based solely on a Schedule 13 D filed by Choong Choon Hau on July 20, 2023. In addition, in August 2023, we issued a convertible promissory note to Mr. Hau, all or part of which can be converted into our common stock at a conversion price of $0.5712 per share from time to time following the issuance date and ending on the maturity date. However, the convertible promissory note is subject to a beneficial ownership limitation, and the amount in the table does not include the shares of common stock issuable upon the conversion of the outstanding amount of the convertible promissory note.
(11)	Includes (i) 806,533 shares of common stock issuable upon exercise of outstanding options held by our executive officers and directors listed above and (ii) 431,250 shares of common stock issuable pursuant to unreleased stock awards.

GENERAL

Management does not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

We will bear the cost of preparing, printing, assembling and mailing the proxy statement and other material which may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at our request. In addition to the solicitation of proxies by use of the mail, officers and regular employees of Titan may solicit proxies without additional compensation, by telephone or other electronic means. We may reimburse brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals and obtaining their proxies. We have also retained Alliance Advisors LLC to assist in the solicitation of proxies for a fee of $15,000, plus reimbursement of expenses.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Titan’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors

/s/ David E. Lazar
David E. Lazar
Chief Executive Officer

Dated: November 28, 2023

Annex A

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

TITAN PHARMACEUTICALS, INC.
TO BE HELD ON DECEMBER 27, 2023

The undersigned appoints David E. Lazar and Katherine Beebe DeVarney, Ph.D., and each of them, attorneys and agents with full power of substitution, is hereby authorized to vote all of the shares of common stock of Titan Pharmaceuticals, Inc. (the “Company”) which the undersigned would be entitled to vote, if personally present, at the upcoming Special Meeting of Stockholders of the Company scheduled to be held at the offices of Olshan Frome Wolosky LLP, located at 1325 Avenue of the Americas, 15th Floor, New York, New York 10019, on Wednesday, December 27, 2023 at 9:00 a.m. (EST) (including any adjournments or postponements thereof and any meeting called in lieu thereof).

The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Meeting and Proxy Statement.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

The board of directors recommends a vote FOR Approval of the Reverse Split.

1.	APPROVAL of the REVERSE SPLIT IN THE AMOUNT OF BETWEEN 1-FOR-15 AND 1-FOR-21

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please sign exactly as your name appears below. When shares are held by joint tenants, each should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, or partner, please give full title as such.

Date: ______________, 2023

Signature

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Annex B

Form of Amendment to Certificate of Incorporation

CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TITAN PHARMACEUTICALS, INC.

Titan Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: This Amendment to the Amended and Restated Certificate of Incorporation amends and restates the first paragraph of Article FOURTH in its entirety and replaces it with the following new paragraph:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall be authorized to issue is Two-Hundred Thirty Million (230,000,000), of which Two Hundred Twenty-Five Million (225,000,000) shall be designated Common Stock with a par value of $.001 per share, and Five Million (5,000,000) shall be designated Preferred Stock with a par value of $.001 per share.

Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every [__]1 shares of the Corporation’s Common Stock issued and outstanding or held by the Corporation in treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, no fractional shares of Common Stock shall be issued in connection with the Reverse Split, and instead, the Corporation shall issue one full share of post-Reverse Split Common Stock to any stockholder who would have been entitled to receive a fractional share of Common Stock as a result of the Reverse Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of post-Reverse Split Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional shares as described above. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent.”

THIRD: The foregoing amendment shall be effective as of ____ p.m. Eastern Time on _____, 20___.

FOURTH: This Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

[1]	Exact number to be no less than 15 and no greater than 21 as selected by the Board of Directors.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed on this ____ day of ____, 20__.

TITAN PHARMACEUTICALS, INC.

By:
	Name:	David E. Lazar
	Title:	Chief Executive Officer